                                   EXHIBIT 2.1

       Disclosure Statement with Respect to Chapter 11 Plan of Liquidation for Sight Resource Corporation, et al., dated July 15, 2005.

                         UNITED STATES BANKRUPTCY COURT
                            SOUTHERN DISTRICT OF OHIO
                                WESTERN DIVISION

In re:                                              Case No. 04-14987

      Sight Resource Corporation, et. al.           Chapter 11

            Debtors and Debtors in Possession       Judge Jeffrey P. Hopkins

           DISCLOSURE STATEMENT FOR DEBTORS' JOINT PLAN OF LIQUIDATION

                           Louis F. Solimine (0014221)
                           THOMPSON HINE LLP
                           Suite 1400
                           312 Walnut Street
                           Cincinnati, Ohio 45202
                           (513) 352-6700
                           (513) 241-4771 (fax)
                           louis.solimine@thompsonhine.com

                           and

                           Jennifer L. Maffett (0075334)
                           THOMPSON HINE LLP
                           2000 Courthouse Plaza N.E.
                           10 West Second Street
                           Dayton, Ohio 45402
                           (937) 443-6804
                           (937) 443-6635 (fax)

                           Case Attorneys for Debtors and Debtors in Possession

                                TABLE OF CONTENTS

PRELIMINARY STATEMENT...........................................................   1

ARTICLE I  Introduction.........................................................   2

ARTICLE II Background Information...............................................   3

      A.   Debtors' Corporate Structure.........................................   3

      B.   Pre-Petition Debt Structure..........................................   3

      C.   Events Leading to Bankruptcy Filing..................................   3

      D.   Certain Post-Petition Events.........................................   4

ARTICLE III Summary of Plan Provisions..........................................   8

      A.   Liquidating Plan.....................................................   8

      B.   Joint Treatment......................................................   8

      C.   Description, Classification and Treatment of Administrative
           Expenses, Claims and Interests.......................................   8

      D.   Executory Contracts..................................................  13

      E.   Administration of Plan...............................................  13

      F.   Liquidation of CCP...................................................  16

      G.   Distribution of Liquidation Proceeds.................................  17

      H.   Claim Objections.....................................................  19

      I.   Exculpation Relating to Case ........................................  20

      J.   Preservation of Rights and Causes of Action for the
           Post-Confirmation Debtors............................................  20

      K.   Retention of Jurisdiction............................................  21

      L.   Amendment, Alteration, Revocation and Modification of Plan...........  23

ARTICLE IV Confirmation Requirements and Effect of Confirmation.................  24

      A.   Confirmation Requirements............................................  24

      B.   Conditions Precedent to Consummation of Plan.........................  26

      C    Effect of Confirmation...............................................  26

ARTICLE V  Certain Risk Factors to be Considered................................  27

ARTICLE VI Federal Income Tax Considerations....................................  27

ARTICLE VII Acceptance and Rejection of the Plan................................  27

ARTICLE VIII Plan Voting Instructions and Procedures............................  28

      A.   Solicitation Materials...............................................  28

      B.   Voting Procedures, Ballots and Voting Deadline.......................  28

      C.   Confirmation Hearing.................................................  29

Appendix A - Joint Plan

                              PRELIMINARY STATEMENT

THIS DISCLOSURE STATEMENT (THE "DISCLOSURE STATEMENT") HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE (THE "BANKRUPTCY CODE") AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE (THE "BANKRUPTCY RULES") IN CONJUNCTION WITH THE JOINT PLAN OF LIQUIDATION (THE "PLAN") OF SIGHT RESOURCE CORPORATION ("SRC") AND ITS AFFILIATED DEBTORS (COLLECTIVELY, "DEBTORS"). (1)

THE PURPOSE OF THIS DISCLOSURE STATEMENT IS TO ENABLE DEBTORS TO SOLICIT ACCEPTANCES OF THE PLAN AFTER THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF OHIO (THE "BANKRUPTCY COURT") APPROVES THIS DISCLOSURE STATEMENT AND DEBTORS HAVE DISTRIBUTED THIS DISCLOSURE STATEMENT TO PARTIES IN INTEREST.

TO SOLICIT VOTES WITH RESPECT TO THE PLAN, NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES THEREOF, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT.

TO DETERMINE HOW TO VOTE ON THE PLAN, HOLDERS OF ALLOWED CLAIMS WHO ARE ENTITLED TO VOTE SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND SHOULD NOT RELY ON ANY OTHER SOURCE OF INFORMATION PERTAINING TO DEBTORS AND THEIR BUSINESSES. NO PERSON MAY RELY UPON THE INFORMATION CONTAINED HEREIN FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN.

PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN. IF THERE IS ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN TERMS CONTROL.

DEBTORS' MANAGEMENT HAS PROVIDED FACTUAL INFORMATION CONTAINED HEREIN. DEBTORS BELIEVE THAT THE STATEMENTS CONTAINED HEREIN ARE FAIR AND ACCURATE AS OF THE DATE HEREOF. HOWEVER, THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN SHALL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF AND THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. IN ADDITION, DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

-----------------
(1) The Debtors are Sight Resource Corporation, CEA Liquidation Corp. fka Cambridge Eye Associates, Inc., DVW Liquidation Corp. fka Douglas Vision World, Inc., E.B. Brown Opticians, Inc., Eyeglass Emporium, Inc., Vision Plaza Corp., Kent Eyes Inc. fka Kent Optical Company, eyeshop.com, inc., Shawnee Optical, Inc. and Kent Optometric Providers Inc.

IN CONNECTION WITH CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS IN ANY BANKRUPTCY OR NON-BANKRUPTCY PROCEEDING, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING DEBTORS OR ANY OTHER PARTY.

THIS DISCLOSURE STATEMENT SHALL NOT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN DEBTOR.

ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

                                    ARTICLE I
                                  INTRODUCTION

      Debtors hereby submit this Disclosure Statement (the "Disclosure Statement") pursuant to Section 1125 of the Bankruptcy Code, for use in the solicitation of votes on their Plan. A copy of the Plan is attached as Appendix A to this Disclosure Statement. All capitalized terms used in this Disclosure Statement but not otherwise defined herein have the meanings ascribed to such terms in the Plan. In addition, all references in this Disclosure Statement to monetary figures refer to United States currency, unless otherwise expressly provided.

      This Disclosure Statement discusses (a) background information about Debtors, their reasons for seeking protection under Chapter 11, and significant events that occurred during the Case; (b) certain terms and provisions of the Plan to liquidate and distribute Debtors' assets; (c) certain Confirmation requirements, plan consummation and the effect of Confirmation; (d) certain risk factors associated with the Plan; (e) the voting procedures that holders of Allowed Claims entitled to vote under the Plan must follow for their votes to be counted; and (f) other information.

      By Order dated ________ __, 2005, the Bankruptcy Court approved this Disclosure Statement as containing "adequate information" in accordance with
Section 1125 of the Bankruptcy Code to enable a hypothetical, reasonable investor typical of holders of Claims against, or Interests in, the Debtors to make an informed judgment as to whether to accept or reject the Plan and has authorized its use in connection with the solicitation of votes with respect to the Plan. BANKRUPTCY COURT APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN, THE BANKRUPTCY COURT'S ENDORSEMENT OF THE PLAN, OR THE BANKRUPTCY COURT'S DETERMINATION AS TO THE PLAN'S FAIRNESS OR MERITS.

      All statements other than statements of historical fact included in this Disclosure Statement are forwardlooking statements. These forwardlooking statements are based upon current information and expectations. Estimates and other statements contained in or implied by the forwardlooking statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Actual results may differ materially from those contemplated by such forwardlooking statements.

      DEBTORS BELIEVE THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF DEBTORS AND THE HOLDERS OF ALLOWED CLAIMS. DEBTORS URGE SUCH HOLDERS TO VOTE TO ACCEPT THE PLAN.

                                   ARTICLE II
                             BACKGROUND INFORMATION

A.    Debtor's Corporate Structure

      SRC is a Delaware corporation formed in 1995 in order to consolidate the highly fragmented retail eye care business and to take advantage of the resulting economies of sale. SRC is the parent corporation of each of the remaining Debtors. Prior to the Petition Date, SRC's stock was listed and sold on the OTCBB. As of the Petition Date, there were approximately 50,432,261 shares of common stock of SRC issued and outstanding owned by approximately 245 shareholders.

B.    Pre-Petition Debt Structure

      On or about April 15, 1999 Fleet National Bank (as successor-in-interest to Sovereign Bank) ("Fleet") entered into the following loan agreements and arrangements the "Loan Agreements") with SRC, Cambridge Eye Associates, Inc., Douglas Vision World, Inc., E.B. Brown Opticians, Inc., Eyeglass Emporium, Inc., Kent Eyes, Inc. fka Kent Optical Company, Shawnee Optical, Inc. and Vision Plaza Corp., as borrowers: (a) Loan Agreement; (b) Secured Revolving Line Note in the maximum principal amount of $3,000,000; (c) Secured Term Note in the original principal amount of $7,000,000; (d) eight Security Agreements (all personal property) and (e) Security Agreement (pledged collateral).

      At various times thereafter, Fleet and the borrowers entered into the following amendments of and modifications to the Loan Agreements: (a) Modification Agreement dated March 31, 2000; (b) Second Modification Agreement dated November 30, 2000; (c) Amended and Restated Third Modification dated May 14, 2001; (d) Fourth Modification Agreement dated July 31, 2002; (e) Fifth Modification Agreement dated November 15, 2002; (f) Sixth Modification Agreement dated December 27, 2002 entered into by CadleRock Joint Venture, L.P. ("CadleRock") as successor-in-interest to Fleet; (g) Seventh Loan Modification Agreement dated December 2003; (h) Eighth Loan Modification Agreement dated June 23, 2004; and (i) Ninth Loan Modification Agreement dated June 23, 2004 (all of the foregoing original loan documents, and all amendments of and modifications thereto, the "Loan Documents").

      Then, under the terms of the Loan Documents, the named borrowers granted to Fleet (and now CadleRock) as security for their obligations under the Loan Agreements, security interests and liens in and on all of the personal property of the Debtors including, without limitation, the Debtors' inventory, accounts and accounts receivable, documents, instruments, chattel paper, general intangibles, investment property and goods, and all the proceeds and products thereof. The pre-petition collateral includes property which constitutes "cash collateral" as defined in Section 363(a) of the Bankruptcy Code (the "Cash Collateral").

      As of the Petition Date, the outstanding principal balance due CadleRock under the Loan Documents was $508,944.45 together with accrued but unpaid interest in the amount of $388.89. As of the Petition Date, the Debtors estimated that the value of the tangible assets that secured such indebtedness was approximately $5,400,000.

C.    Events Leading to Bankruptcy Filing

      The Debtors' strategy of consolidating the retail eye care business proved to be unsuccessful as large, national discounters and exclusionary managed care programs, among other factors, combined to depress Debtors' sales and profit margins. Consequently, rather than acquire retail eye care businesses - as it did in the late 1990s - SRC began to sell them in order to dispose of unprofitable operations and/or raise cash. These dispositions included Kent Eyes, Inc. fka Kent Optical Company, which SRC sold in June 2004 for $1,175,000, and Shawnee Optical, Inc., which SRC sold in January 2004 for $1,580,000. SRC also was forced to abandon its plans to create and conduct an internet-based business for the sale of eyewear and related products. The continued pressure on Debtors' earnings ultimately led to their need to seek the protection of the Bankruptcy Court.

      Despite its financial problems, as of the Petition Date, SRC still operated 87 retail eye care centers in shopping malls, strip shopping centers, urban locations and free standing buildings in Ohio, Michigan, Indiana, Louisiana, Massachusetts, Rhode Island and New Hampshire through its wholly-owned subsidiaries Cambridge Eye Associates, Inc., Douglas Vision World, Inc., E.B. Brown Opticians, Inc., Eyeglass Emporium, Inc. and Vision Plaza Corp. As of the Petition Date, the Debtors had in the aggregate 180 salaried and hourly employees, the majority of whom were optometrists and trained eye care technicians involved in operating the eye care centers, with the balance engaged in administration, sales, customer service and clerical work. As of May 2004, the unaudited combined financial statements of the Debtors reflected tangible assets totaling approximately $5,400,000 and liabilities totaling approximately $12,000,000.

      D.    Certain Post-Petition Events.

      The Debtors filed their petitions for relief under Chapter 11 of the Bankruptcy Code on June 24, 2004. On the first day of the Chapter 11 Case, the Debtors filed several applications and motions seeking certain relief by virtue of so-called "first day orders." The first day orders obtained in this Chapter 11 Case were typical of orders entered in other substantial Chapter 11 cases across the country. Such orders authorized, among other things:

            -     joint administration of the Debtors' bankruptcy cases;

            -     use of Cash Collateral;

            - the maintenance of the Debtors' bank accounts and operation of their cash management systems substantially as such systems existed prior to the Petition Date;

            - payment of the pre-petition compensation, benefits and expense reimbursement amounts for employees of those Debtors that continued operations post-petition;

            - continuation of workers' compensation and employers' liability program and policies in payment of certain pre-petition obligations;

            -     payment of pre-petition sales, use, franchise and other taxes;
                  and

            - provision of adequate assurance of payment to utility companies to avoid discontinuation of utility services.

      On the Petition Date, Debtors ceased operations of E.B. Brown Opticians, Inc. and Vision Plaza Corp. and filed a motion to reject all of the non-residential real property leases to which these two Debtors were a party, which the Bankruptcy Court granted pursuant to an Order entered on June 25, 2004 (the "Rejected Store Leases"). Accordingly, immediately after the Petition Date, only Cambridge Eye Associates, Inc., Douglas Vision World, Inc. and Eyeglass Emporium, Inc. continued retail sales operations.

      The Debtors also retained the services of Thompson Hine LLP ("Thompson Hine") to serve as Debtors' legal counsel, SSG Capital Advisors L.P. ("SSG") to serve as Debtors' financial advisor and Grant Thornton LLP to provide certain accounting and tax services. On July 13, 2004, the United States Trustee for the Southern District of Ohio (the "U.S. Trustee") appointed an official committee of unsecured creditors (the "Committee"), pursuant to Section 1102(a) of the Bankruptcy Code. The Committee retained Kegler, Brown, Hill & Ritter as its counsel.

      On July 29, 2005, Debtors filed their schedules of liabilities (as amended, the "Schedules"), as well as their schedules of assets and executory contracts and their Statements of Financial Affairs. The Schedules set forth the Claims of known Creditors against each of the Debtors as of the Petition Date, based upon the Debtors' books and records. The Debtors reserved the right to further amend their Schedules during the remaining pendency of the Chapter 11 Case.

      In order to limit the amount of administrative expense that would be incurred as a result of storage of the assets of the non-operating Debtors at the retail store locations subject to the Rejected Store Leases, the Debtors promptly requested authority to sell the assets of the non-operating Debtors located in the stores subject to the Rejected Store Leases, other miscellaneous equipment and inventory, and the one parcel of real property owned by Debtors, all of which the Debtors would not use in their ongoing operations. The Bankruptcy Court entered orders authorizing the sale of such assets as fully set forth in the respective motions filed and Orders entered in the Case and summarized as follows:

     Date                     Assets                     Purchaser           Cash Purchase Price
---------------    ----------------------------    ----------------------    -------------------
August 31, 2004    various de minimis assets       various entities and            $21,000
                                                   individuals

August 31, 2004    certain audiology assets,       Phonak Hearing Systems          $57,000
                   including patient files

August 31, 2004    various optometric equipment    Southern Eye Equipment          $80,000

August 31, 2004    various optometric equipment    Rodenstock North                $30,000
                                                   America, Inc.

April 21, 2005     real property located at        William Parmalas                $45,000
                   641 North Park Avenue,
                   Warren, Ohio

      Moreover, after a thorough analysis of the Debtors' current and future business prospects, and their financial affairs, SSG concluded, and recommended to the Debtors, that sales of the assets of the Debtors' remaining operating units as a going concern would be the most effective way to maximize and realize the value of those operating units. Accordingly, Debtors and SSG marketed the assets of the Debtors and requested authority to sell such assets as going concerns through various motions. Post-petition, the Bankruptcy Court entered orders authorizing the sale of certain of the Debtors' assets as fully set forth in the respective motions filed and Orders entered in the Case and summarized as follows:

       Date                    Assets                     Purchaser         Cash Purchase Price
----------------    ----------------------------    --------------------    -------------------
January 28, 2005    substantially all of the        RX Optical                  $   537,000
                    assets of Eyeglass              Laboratories, Inc. /
                    Emporium, Inc.                  Vision Pointe Inc.

March 11, 2005      substantially all of the        Performance Vision          $   200,000
                    assets of E.B. Brown            Care, Inc.
                    Opticians, Inc.

April 14, 2005    substantially all of the          Davis Vision, Inc.    $ 6,500,000
                  assets of Cambridge Eye
                  Associates, Inc. and
                  Douglas Vision World, Inc. (2)

      As indicated above, the claim of CadleRock, the Debtors' pre-petition secured lender and Debtors' only secured creditor, was fully secured as of the Petition Date by virtue of its valid, perfected security interest in all personal property of the Debtors. Throughout the Case, the Debtors made regularly-scheduled payments to CadleRock pursuant to the terms of the Loan Documents and the Order entered by the Bankruptcy Court authorizing Debtors' use of Cash Collateral. Additionally, to limit the post-petition interest accruing on CadleRock's oversecured claim, Debtors' used the proceeds from the various asset sales to pay CadleRock's secured claim in full. Accordingly, as of the date hereof, the Debtors have no secured creditors.

      In addition to paying CadleRock's secured claim in full, Debtors also used the proceeds from the various asset sales to pay ongoing administrative expenses as authorized by the Bankruptcy Court and the Bankruptcy Code. The remaining sale proceeds are being held by Debtors in the Liquidation Proceeds Account for distribution pursuant to the provisions of the Plan.

      On April 8, 2005, the Bankruptcy Court entered an order requiring holders of claims to file proofs of claim by May 31, 2005 (the "Bar Date"). The Debtors issued a notice of this Bar Date to all creditors. The notice expressly provided that, unless a proof of claim is timely filed, the holder of a claim is not entitled to vote on any plan and is not entitled to receive any distribution. During the course of the administrative phase of the case, the Bankruptcy Court also entered orders extending Debtors' exclusivity period for the filing of a plan and disclosure statement and solicitation of votes.

      Prior to the Petition Date, the Securities and Exchange Commission (the "SEC") opened an investigation into the accounting practices of Debtors and certain of its former officers. As of the date hereof, SRC is in negotiations to resolve any claims the SEC may have against SRC. SRC and the other parties involved have submitted an offer of settlement to the SEC. As to SRC, the settlement requires SRC to cease and desist any violations of the Securities Exchange Act of 1934 but does not impose any monetary penalty against SRC. The ultimate outcome of this administrative proceeding is unknown at this time.

--------------------
(2) After the closing, pursuant to the terms of the purchase agreement, Cambridge Eye Associates, Inc. and Douglas Vision World, Inc. changed their names to CEA Liquidation Corp. and DVW Liquidation Corp., respectively.

                                   ARTICLE III
                           SUMMARY OF PLAN PROVISIONS

A.    Liquidating Plan.

      The Plan is a liquidating plan. Post-confirmation, all of Debtors' assets will vest in Debtors, as Post-Confirmation Debtors. Though each of the Debtors have ceased day-to-day business operations, they will continue to operate through a Plan Administrator who will implement the Plan by liquidating Debtors' remaining assets and, after payment of the Liquidation Expenses, will distribute the remaining Liquidation Proceeds to holders of Allowed Administrative Expenses, Allowed Claims and Allowed Interests based on priorities consistent with the Bankruptcy Code and the Plan.

B.    Joint Treatment.

      The Plan is a joint plan of reorganization, pursuant to which, except as otherwise provided in the Plan, (i) all Claims against each Estate shall be deemed to be Claims against all Estates, any proof of claim filed against one of the Debtors will be deemed to be a single claim filed against all Estates, and all duplicate proofs of claim for the same claim filed against more than one Debtor will be deemed expunged; (ii) except as otherwise provided in the Plan, no distributions under the Plan will be made on account of Claims based upon intercompany obligations by and against the Debtors; (iii) all Claims based upon pre-petition unsecured guarantees by one Debtor in favor of the other Debtor (other than guarantees existing under any assumed Executory Contract) will be eliminated, and no distributions under the Plan will be made on account of Claims based upon such guarantees; and (iv) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors will be treated as one entity so that, subject to the other provisions of Section 553, pre-petition debts due to any of the Debtors may be set off against the pre-petition debts of the other Debtor. Joint treatment will not merge or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under the Plan; joint treatment will have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of such joint treatment and liens against collateral that are extinguished by virtue of such joint treatment; and joint treatment will not have the effect of creating a Claim in a Class different from the Class in which a Claim would have been placed in the absence of joint treatment. Joint treatment will not affect the obligation of each of the Debtors, pursuant to Section 1930 of Title 28 of the United States Code, to pay quarterly fees to the Office of the U.S. Trustee until such time as a particular Chapter 11 case is closed, dismissed or converted.

C. Description, Classification and Treatment of Administrative Expenses, Claims and Interests.

      Sections 1122 and 1123(a)(1) of the Bankruptcy Code require a debtor to categorize in separate classes and treat holders of administrative expenses and priority governmental claims separately from the holders of other claims and interests, taking into account the differing nature and priority of such claims and the value of a debtor's assets.

      1. Administrative Expenses. An Administrative Expense is an expense of a kind specified in Section 503(b) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(1) of the Bankruptcy Code, including but not limited to (a) the actual, necessary costs and expenses incurred after the Petition Date to preserve the estate and operate a debtor's business, such as wages, salaries, bonuses or commissions for services rendered after the commencement of the Case, (b) Professional fees and expenses, (c) all fees and charges assessed against the estate under Section 1930 of Title 28 of the United States Code, (d) taxes that arise post-petition, (e) Allowed Reclamation Claims, and (f) cure payments for any Executory Contract that is assumed under Section 365 of the Bankruptcy Code.

      An Administrative Expense, other than the Administrative Expense of a Professional, is an Allowed Administrative Expense to the extent that all or any portion of an Administrative Expense has been allowed by a Final Order, has been adjudicated in favor of the holder by estimation or liquidation by a Final Order, for which a valid application has been filed with the Bankruptcy Court on or before the Administrative Expense Application Deadline and as to which no objection has been filed prior to the expiration of the Administrative Expense Objection Deadline, or it represents a valid Reclamation Claim. An Administrative Expense of a Professional is an Allowed Administrative Expense to the extent that all of any portion thereof has been approved by a Final Order of the Bankruptcy Court or which otherwise becomes payable pursuant to the terms of the Professional Fees Order.

      Each Professional is required to file its final fee/expense application within 45 days of the Effective Date seeking court approval of all of its fees and expenses as of the Effective Date and authorizing Debtors to pay the unpaid balance thereof, including the holdback amount required pursuant to the Professional Fees Order. Any other party asserting an Administrative Expense must file an application for an Administrative Expense pursuant to Section 503 of the Bankruptcy Code on or before the Administrative Expense Application Deadline, which date shall be 30 days after the Effective Date.

      Under the Plan, there will be certain Allowed Administrative Expenses, including post-petition ordinary course operating expenses, rent due under the Rejected Store Leases and fees and expenses owed to Professionals.

      2. Allowed Claims under the Plan. The Plan treats the Allowed Claims as follows:

            Class 1 - Allowed Priority Governmental Claims. A priority governmental claim is a claim entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Under the Plan, holders of Allowed Priority Governmental Claims are owed approximately $58,700 as of the Petition Date.

            Class 2 - Allowed Priority Employee Claims. A priority employee claim is entitled to priority up to the amount of $4,925 per employee pursuant to Section 507(a)(3) of the Bankruptcy Code. Under the Plan, the holders of Allowed Priority Employee Claims are owed approximately $679,200.

            Class 3 - Allowed Priority Customer Deposit Claims. A priority customer deposit claim is entitled to priority up to the amount of $2,225 per customer pursuant to Section 507(a)(6) of the Bankruptcy Code. Under the Plan, the holders of Allowed Priority Customer Deposit Claims are owed approximately $131,200.

            Allowed Secured Claims. A secured claim is a claim secured by a Lien. Because Debtors have paid CadleRock, Debtors' only secured creditor, in full, there are no Allowed Secured Claims under the Plan.

            Class 4 - Allowed Unsecured Claims. An unsecured claim is a claim not subject to a Lien. Under the Plan, upon reconciliation of the timely filed Proofs of Claim with Schedule F of the Schedules of Debtors, Debtors estimate the aggregate amount of Unsecured Claims (Class 4) is the total sum of $8,100,000.

      3. Allowed Interests. SRC Interests consist of all equity interests in SRC, including, without limitation, the SRC Common Stock, together with any warrants, conversion rights, rights of first refusal, causes of action, or other rights, contractual or otherwise, to acquire or receive any stock or other equity ownership interests in SRC or any of its Debtor affiliates, and any contracts, subscriptions, commitments, or agreements pursuant to which a party was or could have been entitled to receive shares, securities, or other ownership interests in SRC or any of its Debtor affiliates as of the Petition Date. The SRC Interests in Affiliates is the equity interest of SRC in each of the other Debtors, which are wholly-owned subsidiaries of SRC.

            Class 5 - SRC Interests. Under the Plan, all SRC Interests of any kind will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

            Class 6 - SRC Interests in Affiliates. Under the Plan, all SRC Interests in Affiliates of any kind will be preserved solely for purposes of preserving the SRC corporate structure until dissolution of all of the Debtors in accordance with Section 12.2 (c) of the Plan.

      4. Summary of Description and Treatment of all Administrative Expenses, Claims and Interests. The following table schedules the class (if applicable), describes the Allowed Administrative Expenses, Allowed Claims and Allowed Interests (detailed in prior section), and summarizes treatment and estimated percentage recoveries thereof.

CLASS               DESCRIPTION                                TREATMENT                     ESTIMATED RECOVERY
-----   ----------------------------------   ---------------------------------------------   ------------------
        ADMINISTRATIVE EXPENSES              On or as reasonably practicable after the
N/A                                          Effective Date or the date when an Allowed              100%
        Allowed Administrative Expenses      Administrative Expense becomes due, holders
        will include certain DIP operating   of Allowed Administrative Expenses shall
        expenses, post-petition rent due     receive in full satisfaction, settlement,
        pursuant to Rejected Store Leases    release, and discharge of and in exchange for
        and                                  such expense cash equal

 CLASS                DESCRIPTION                                 TREATMENT                     ESTIMATED RECOVERY
-------   -----------------------------------   ---------------------------------------------   ------------------
                                                to the unpaid portion of such Allowed
          Professional fees and expenses.       Administrative Expense or such amount as
                                                agreed-upon between Debtors and any holder.
          The holders of Allowed
          Administrative Expenses are not
          treated as a Class and are not
          entitled to vote on the Plan.

          PRIORITY GOVERNMENTAL CLAIMS          On or as reasonably practicable after the
Class 1                                         Effective Date, each holder of an Allowed
          Estimated Allowed Priority            Priority Governmental Claim will receive cash
          Governmental Claims: $58,700          equal to 100% of its Allowed Priority                  100%
                                                Governmental Claim in full satisfaction,
          A holder of an Allowed Priority       settlement, release and discharge of and in
          Governmental Claim is not impaired    exchange for such Claim.
          and is, therefore, not entitled to
          vote on the Plan.

Class 2   PRIORITY EMPLOYEE CLAIMS              On or as reasonably practicable after the              100%
                                                Effective Date, each holder of an Allowed
          Estimated Allowed Priority Employee   Priority Employee Claim will receive cash
          Claims: $679,200                      equal to 100% of its Allowed Priority
                                                Employee Claim in full satisfaction,
          A holder of an Allowed Priority       settlement, release and discharge of and in
          Employee Claim is not impaired and    exchange for such Claim.
          is, therefore, not entitled to vote
          on the Plan.

 CLASS                DESCRIPTION                                 TREATMENT                     ESTIMATED RECOVERY
-------   -----------------------------------   ---------------------------------------------   ------------------
Class 3   PRIORITY CUSTOMER DEPOSIT CLAIMS      On or as reasonably practicable after the              100%
                                                Effective Date, each holder of an Allowed
          Estimated Allowed Priority Customer   Priority Customer Deposit Claim will receive
          Deposit Claims: $131,200              cash equal to 100% of its Allowed Priority
                                                Customer Deposit Claim in full satisfaction,
          A holder of an Allowed Priority       settlement, release and discharge of and in
          Customer Deposit Claim is not         exchange for such Claim.
          impaired and is, therefore, not
          entitled to vote on the Plan.

          UNSECURED CLAIMS                      After payment of the Allowed Administrative         40%-60% (3)
Class 4                                         Expenses, the Allowed Priority Governmental
          Estimated amount of Allowed           Claims, the Allowed Employee Priority Claims,
          Unsecured Claims: $8,100,000          and the Allowed Customer Deposit Priority
                                                Claims, holders of Allowed Unsecured Claims
          The holders of Allowed Unsecured      will receive distributions of their Pro-Rata
          Claims are Impaired and are           share of the remaining net Liquidation
          entitled to vote on the Plan.         Proceeds. In the event such remaining net
                                                proceeds are sufficient to pay 100% of the
                                                Allowed Unsecured Claims, then, in such
                                                event, before any distribution to the holders
                                                of the Allowed Interests, the holders of the
                                                Allowed Unsecured Claims will receive
                                                interest at the rate of 5% per annum accruing
                                                from and after the Effective Date until such
                                                Claims are fully paid.

----------------
(3) Debtors cannot presently determine the precise percentage recovery for holders of Allowed Unsecured Claims and it can only estimate the amount of such recovery because it does not know the exact amount of the Liquidation Proceeds that will be available for distribution to holders of such Claims, the exact amount of the Liquidation Expenses or the exact amount of the Allowed Unsecured Claims.

 CLASS                DESCRIPTION                                 TREATMENT                     ESTIMATED RECOVERY
-------   -----------------------------------   ---------------------------------------------   ------------------
          SRC INTERESTS                         The SRC Interests shall be cancelled as of             0.00%
Class 5                                         the Effective Date and shall only receive any
          The holders of the SRC Interests      remaining cash after holders of Allowed
          will receive no distribution under    Unsecured Claims receive 100% of their
          the Plan and are, therefore, deemed   Allowed Unsecured Claims, plus interest at
          to have rejected the Plan.            the rate of 5% per annum from and after the
                                                Effective Date until fully paid.

Class 6   SRC INTERESTS IN AFFILIATES           All SRC Interests in Affiliates of any kind             N/A
                                                will be preserved solely for purposes of
           SRC, as the holder of the SRC        preserving the SRC corporate structure until
          Interests in Affiliates, is not       dissolution of all of the Debtors in
          entitled to vote on the Plan.         accordance with Section 12.2(c) of the Plan.

D.    Executory Contracts

      As part of its plan, a debtor may assume or reject executory contracts. Under the Plan, Debtors reject all Executory Contracts not already assumed or rejected. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the rejection of the contracts and leases. If a debtor rejects an Executory Contract and the non-debtor party thereof sustains rejection damages as a result thereof, such rejection damages become an allowed unsecured claim if a proof of claim is timely filed. Under the Plan, if a non-debtor sustains any rejection damages as a result of Debtor's rejection of an Executory Contract, the non-debtor party will have an Allowed Unsecured Claim as to such damages only if it files a Proof of Claim or amends a previously filed Proof of Claim and serves a copy of the filed claim upon Debtors' counsel within 30 days after the earlier of the entry of the order authorizing the rejection of such Executory Contract or the Effective Date.

E.    Administration of Plan

      The Plan provides that Debtors' property will revest in Debtors as Post-Confirmation Debtors on the Effective Date, free and clear of all Liens, Claims and Interests, except as provided in the Plan or Confirmation Order. Debtors shall cease any continuing business operations no later than the Effective Date of the Plan but, as long as necessary, will continue to exist through a Plan Administrator, who will implement the plan by liquidating assets and distributing proceeds as hereinafter set forth. Debtors have selected John Pate to be Plan Administrator. John Pate has been affiliated with Debtors since August 2003 and has been Debtors' President since May 2005. John Pate is intimately familiar with Debtors' assets and is best positioned to maximize value for the benefit of the creditors. Accordingly, Debtors conclude that John Pate is qualified to serve as Plan Administrator. John Pate is willing to serve as Plan Administrator if and so long as he is not personally liable for any acts and admissions in connection therewith or so long as insurance is available to insure against claims that could be asserted against him. If John Pate is unable or unwilling to serve or, if for any reason, another Plan Administrator is required, upon motion of the Post-Confirmation Debtors, the Bankruptcy Court will appoint a Plan Administrator.

      The Plan gives the Plan Administrator the following powers and duties:

            - Liquidate Debtors' remaining assets, including execution of all necessary transfer documents;

            -     Distribute available cash pursuant to the Plan;

            -     Open and/or maintain the Liquidation Proceeds Account;

            - Analyze filed claims and compromise and settle such claims and/or initiate, as deemed appropriate, claim objections; and investigate propriety of and initiate avoidance actions and compromise and settle such actions or execute upon any judgments, as deemed appropriate, all without application and court approval;

            - Prepare tax returns and reports and pay taxes as may be necessary;

            -     Manage wind-down of Debtors;

            - Hire Professionals or otherwise contract with persons as may be necessary to effectuate the Plan; pay reasonable fees and expenses without application or court approval;

            - Initiate court actions as deemed necessary to collect receivables or other purposes in connection with asset liquidation;

            -     Maintain books and records as necessary to perform duties; and

            - Perform such other duties appropriate and necessary to effectuate the Plan.

      John Pate, as Plan Administrator, shall receive as compensation $70/hour. If John Pate is unable or unwilling to serve as Plan Administrator or if, for any reason, appointment of another Plan Administrator is required, upon motion of the Post-Confirmation Debtors, the Bankruptcy Court shall determine the compensation for the appointed Plan Administrator.

      Under the authority granted pursuant to the Plan, the Plan Administrator will sell Debtors' remaining inventory, equipment and other personal property, other than the office equipment necessary for the Plan Administrator to perform his duties under the Plan (the "Miscellaneous Personal Property"), on an orderly liquidation basis, free and clear of liens, claims and interests. As to such remaining sales, no court order approving any such sale will be required. However, before any such sale is finalized, the Post-Confirmation Debtors will file with the Bankruptcy Court a notice of the sale terms and will serve such notice upon the Committee. If the Committee does not send a written objection to counsel for the Post-Confirmation Debtors that is received by counsel for the Post-Confirmation Debtors within 10 days of the date of such notice, each such sale will be deemed approved without court order and the Plan Administrator will not be liable for any actions or inactions in connection with such sales. If the Committee files a timely objection, the Post-Confirmation Debtors will file a motion with the Bankruptcy Court seeking approval of such sale. If the Plan Administrator does not liquidate all of the Miscellaneous Personal Property within one month after the Effective Date, such unliquidated assets shall become CCP (as hereinafter defined). Debtors estimate that, as of the date hereof, the Miscellaneous Personal Property has a value of less than $1,000.

      The Plan Administrator also will attempt to collect Debtors' remaining accounts receivable. Debtors hope to generate cash resulting from the liquidation of the accounts receivable. The book value of such accounts receivable as of July 15, 2005 totals $107,000, though it is likely that at least a portion of such accounts are uncollectible. If the Plan Administrator does not liquidate all such receivables within one month after the Effective Date, such accounts receivable become CCP.

      The Plan Administrator also will attempt to collect the Blinn Note. In 1992, SRC adopted an incentive and fringe benefit plan for employees and prospective employees of SRC. By virtue of his position as a director and officer of SRC, Stephen M. Blinn ("Blinn") received, pursuant to the terms of the plan, certain options to purchase common stock of SRC. Blinn subsequently decided to exercise certain of those stock options Plan but did not have the funds necessary to pay for the common stock of SRC as to which such options related. Consequently, on or about September 2, 1997, Blinn asked SRC, and SRC agreed, to loan Blinn $594,110.80 in order to facilitate the exercise of his stock options and his purchase of SRC's common stock. As evidence of the loan, and of his obligation to repay the loan, Blinn executed in favor of SRC a promissory note in the original principal amount of $594,110.80 with interest on the unpaid balance due and payable semi-annually at the non-default rate of 6.55% per annum and at the default rate of 8.55% per annum. Blinn has refused and failed to pay any semi-annual installments of interest due under the note despite demands by SRC that he do so. As a result, SRC has exercised its option to accelerate the obligations of Blinn to pay the entire outstanding principal balance, plus all accrued but unpaid interest, due under the note. Blinn also has refused and failed to pay any amounts due under the note. Debtors are unable to estimate the likelihood of recovery of any of the amount due under the Blinn Note. The Blinn Note as of July 15, 2005 totals $1,145,000. If the Plan Administrator does not liquidate the Blinn Note within four months after the Effective Date, the Blinn Note shall become CCP.

      As of July 15, 2005, Debtors have cash in the amount of approximately $5,882,000. The Plan Administrator shall deposit this cash, less expenses of administration of the Case incurred between July 15, 2005 and the Effective Date, into the Liquidation Proceeds Account on the Effective Date.

F.    Liquidation of Committee-Controlled Property.

      All Avoidance Actions shall become Committee-Controlled Property ("CCP") as of the Effective Date. Additionally, the Miscellaneous Personal Property, the accounts receivable and the Blinn Note may become CCP sometime after the Effective Date pursuant to Section E above. The Committee shall have complete and absolute authority to sell, transfer, assign, otherwise dispose of, settle, compromise, sue, collect or to take any other steps necessary to liquidate all CCP.

      The Committee, or its designee, shall be entitled to reimbursement of the reasonable and necessary expenses incurred by it in effecting the liquidation of the CCP, including the reasonable fees and expenses of legal counsel (the "CCP Reimbursement Expenses"). The Committee, or its designee, shall also be entitled to compensation for effecting the liquidation of the CCP at the rate of 33.30 % of the net proceeds (gross liquidation proceeds of the CCP minus Reimbursement Expenses attributable to such item of CCP) (the "CCP Compensation"). The CCP Reimbursement Expense and the CCP Compensation shall be payable solely from the proceeds generated by the Committee's liquidation of the CCP.

      As to each item of CCP liquidated by the Committee, the Committee shall deliver all funds resulting from such liquidation immediately upon the Committee's receipt thereof to the Plan Administrator to be deposited into the Liquidation Proceeds Account; provided, however, that the Committee may deduct from such gross liquidation proceeds the CCP Reimbursement Expenses and the CCP Compensation attributable to the collection of such liquidation proceeds. Along with the funds, the Committee shall, in each case, submit to the Plan Administrator a detailed statement itemizing the CCP that has been liquidated, the gross liquidation proceeds received therefor, and the amount and basis of the CCP Reimbursement Expense and CCP Compensation retained by the Committee or its designee (each a "CCP Liquidation Statement"). If the Plan Administrator disputes the amount of any CCP Reimbursement Expense or CCP Compensation, the Plan Administrator, within ten (10) days of the Plan Administrator's actual receipt of the respective CCP Liquidation Statement, shall send to the Committee, through its counsel of record, a written notice of its objection to the CCP Reimbursement Expense or the CCP Compensation and the basis for such objection. If the Plan Administrator and Committee are unable to resolve the dispute, the Plan Administrator may file a motion with the Bankruptcy Court seeking disgorgement of the CCP Reimbursement Expense or CCP Compensation, or the portion thereof, to which it objects; provided, however, that the Plan Administrator shall file such motion no later than thirty (30) days from the Plan Administrator's actual receipt of the respective CCP Liquidation Statement.

      Once the Committee has delivered to the Plan Administrator all of the funds the Committee has collected from the liquidation of the CCP (minus all CCP Reimbursement Expenses and CCP Compensation) and determines, in its sole discretion, that it has liquidated the CCP in full, the Committee shall submit a statement to that effect to the Plan Administrator (the "CCP Final Statement"). In the event that the Committee does not submit the CCP Final Statement to the Plan Administrator on or before the Liquidation Deadline, all of Debtors' property that remains unliquidated shall be abandoned, and the Plan Administrator shall take all steps necessary to effectuate such abandonment on the Liquidation Deadline or as reasonably as is practicable thereafter.

G. Distribution of Liquidation Proceeds.

      As of and after the Effective Date, upon conditions set forth in the Plan, the Plan Administrator shall do the following:

            - Immediately upon receipt, deposit all Liquidation Proceeds, including all cash in the possession of Debtors as of the Effective Date, into the Liquidation Proceeds Account.

            - Distribute the Liquidation Proceeds to fully pay the holders of Allowed Administrative Expenses, Allowed Priority Governmental Claims, Allowed Priority Employee Claims and Allowed Priority Customer Deposit Claims.

            - From time to time as necessary, reserve amounts deemed necessary to fund Liquidation Expenses as they accrue and to make future distributions on account of Disputed Claim.

            - Make one or more interim, and a final, distribution of the Liquidation Proceeds to the holders of Allowed Unsecured Claims on a Pro-Rata basis; provided, however, the Plan Administrator will not make any distributions on account of a Disputed Claim or any portion thereof unless and until such Claim becomes an Allowed Claim. More specifically, until a Disputed Claim is resolved by a Final Order, the Plan Administrator will not make any distributions to the holder of the Disputed Claim but may make distribution to holders of all Allowed Unsecured Claims; provided, however, that, at all times, sufficient funds remain in the Liquidation Proceeds Account to distribute on account of all Disputed Claims at least the percentage of the amount of each Disputed Claim asserted by the creditor that will be distributed to holders of Allowed Unsecured Claims (excluding amounts reserved for payment of Liquidation Expenses). If it is determined that the holder of a Disputed Claim is entitled to receive a distribution as to the Disputed Claim, the Plan Administrator will distribute to the holder of the Disputed Claim proceeds in an amount sufficient to pay such holder the percent of its now Allowed Unsecured Claim equal to the percent previously paid to all other holders of Allowed Unsecured Claims. Upon resolution of all Disputed Claims, the Plan Administrator will then distribute the remaining available funds (excluding the reserve for Liquidation Expenses) to all holders of Allowed Unsecured Claims.

      In the event that holders of all Allowed Unsecured Claims have received 100% of their Allowed Claims plus interest thereon at the rate of 5% per annum from and after the Effective Date until duly paid and there are still funds available for distribution in the Liquidation Proceeds Account, the Plan Administrator shall distribute the remaining Liquidation Proceeds to the holders of the SRC Interests on a Pro-Rata basis. Debtors do not anticipate that the SRC Interests will receive any distribution under the Plan.

      The Plan provides that:

            - the Plan Administrator will make distributions to any holder of Allowed Claims at such holder's last known address or to the address which such holder furnishes to the Plan Administrator. In the event that any mail is returned as "undeliverable," the Plan Administrator will hold such funds for a period of 90 days. If the holder entitled to such distribution does not contact the Plan Administrator advising such administrator of the correct address, in writing, within such 90 day period, then the funds revert to Liquidation Proceeds, the Plan Administrator will be entitled to distribute such proceeds in accordance with the terms of the Plan, and the holder of such Allowed Claim will be barred and forever estopped from asserting any right to such proceeds.

            - at the option of the Plan Administrator, any cash payment to be made under the Plan may be made by check or wire transfer. In the event that the Plan Administrator makes a distribution to the holder of an Allowed Claim by check and the check has not cleared the Liquidation Proceeds Account within 180 days after the date the Plan Administrator mailed or otherwise delivered the check to the holder of an Allowed Claim in accordance with Section 6.4(a) of the Plan, then such funds revert to Liquidation Proceeds and the Plan Administrator will be entitled to distribute such proceeds in accordance with the terms of the Plan and the holder of such Allowed Claim will be barred and forever estopped from asserting any right to such proceeds.

            - the Plan Administrator will comply with all tax withholding and reporting requirements of all taxing authorities and all distributions hereunder will be subject to such requirements. All persons holding Allowed Claims will be required to provide any information necessary to effect the withholding of such tax. The recipients of distributions will be solely responsible to pay all tax obligations.

            - in making distributions, the Plan Administrator may setoff, against any distribution with respect to an Administrative Expense or Claim, claims of any nature that Debtors or Post-Confirmation Debtors may have against the holder of such Administrative Expense or Claim; provided, however, that the failure to do so does not constitute a waiver or release by Post-Confirmation Debtors of any such claim. No holder of an Allowed Claim will receive in respect of such Claim any distribution of a value as of the Effective Date in excess of the amount of such Allowed Claim (excluding any payments on account of interest due and payable from and after the Effective Date pursuant to the Plan).

            - all distributions received under the Plan by holders of Claims will be deemed to be allocated first to the principal amount of such Claim as determined for federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

            - no payments or distributions will be made on account of a Disputed Claim or any portion thereof until such Claim becomes an Allowed Claim. The Plan provides that the Plan Administrator shall make distributions on account of any Disputed Claim that has become an Allowed Claim. Such distributions will be made pursuant to the provisions of the Plan governing the applicable Class. Such distributions will be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been an Allowed Claim on the Effective Date in the amount ultimately Allowed.

      The Plan also provides that the Plan Administrator, his Professionals, and his employees will not be personally liable to the Estate of Debtors or to the holder of any Claim or Interest or to any other Person except for such of his or their own acts or omissions to act that will constitute willful misconduct, gross negligence or fraud. Except for the aforesaid, the Plan Administrator will be entitled to be exonerated and held harmless, and to be indemnified from available cash, against any and all loss, expense, liability and/or attorneys' fees arising out of or in connection with his duties as Plan Administrator or the affairs of the Debtors' Estate, which he may suffer or be threatened with because he is, was, or becomes the Plan Administrator, except as to his willful misconduct, gross negligence or fraud. The Plan Administrator will not be obligated to give any bond or surety or other security for the performance of any of his duties.

H. Claim Objections.

      The Plan provides that, except for applications for Professional fees and expenses, after the Effective Date, only the Post-Confirmation Debtors shall have the authority to file objections to Applications for Administrative Expenses and Claims and to settle, compromise, withdraw, or litigate to judgment objections to Claims, including Reclamation Claims. All objections to Applications for Administrative Expenses and Claims must be filed and served on the holders of such Claims by the Claim Objection Deadline in accordance with Rule 3007 of the Bankruptcy Rules and Rule 3007-1 of the Local Rules for the Bankruptcy Court.

      The Post-Confirmation Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court or any Person; provided, however, that with respect to Class 4 Unsecured Claims in excess of a scheduled and/or claimed amount of $25,000 (a "Substantial Disputed Claim"), the Committee, through its counsel of record, shall be provided notice and an opportunity to object to such settlement or compromise. Specifically, with respect to any proposed settlement or compromise of a Substantial Disputed Claim, the Post-Confirmation Debtors shall promptly send, via e-mail, facsimile or overnight delivery, a notice of the proposed claim settlement to the Committee through its counsel of record (a "Notice of Proposed Settlement"). If the Committee objects to the proposed settlement, the Committee shall send to the Post-Confirmation Debtors, through their counsel of record, a written notice of its objection to the proposed settlement and the basis for such objection so that the Post-Confirmation Debtors' counsel actually receives the notice of objection within ten (10) days of the date of the Notice of Proposed Settlement (a "Notice of Objection to Proposed Settlement"). If the Post-Confirmation Debtors, the Committee and the holder of the Substantial Disputed Claim are unable to resolve the dispute over the proposed settlement or compromise, the Post-Confirmation Debtors may not enter into the settlement or compromise of the Substantial Disputed Claim without approval of the Bankruptcy Court pursuant to Rule 9019 of the Bankruptcy Rules. In the event the Post-Confirmation Debtors do not receive a timely Notice of Objection to Proposed Settlement, the Post-Confirmation Debtors may enter into and finalize the proposed settlement or compromise of the Substantial Disputed Claim as set forth in the Notice of Proposed Settlement.

I. Exculpation Relating to Case.

      The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Case. Specifically, the Plan provides that Debtors, Debtors-in-Possession, Post-Confirmation Debtors, and Plan Administrator or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents shall not have or incur any liability to any holder of a Claim or any other party in interest, or any of their respective agents, employees, representatives, advisors, attorneys or affiliates, or any of their successors or assigns, excluding Debtors and Post-Confirmation Debtors, for any act or omission in connection with, relating to, or arising out of, the Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

      The Plan provides that no holder of a Claim, no other party in interest, none of their respective agents, employees, representatives, advisors, attorneys, or affiliates, and none of their respective successors or assigns, excluding Debtors and Post-Confirmation Debtors, shall have any right of action against Debtors, the debtors-in-possession, Post-Confirmation Debtors, Plan Administrator, or any of their respective present or former members, officers, directors, employees, advisors, professionals and agents for any act or omission in connection with, relating to, or arising out of, the Case, the formulation, negotiation or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

J. Preservation of Rights of Action for the Post-Confirmation Debtors.

      Litigation Rights consist of claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that the Debtors, their Estates or the Post-Confirmation Debtors may hold against any Person, including, without limitation (a) any claims that the Debtors or Post-Confirmation Debtors may have against any employee (other than any director or officer), including, without limitation, claims based upon an alleged breach of a confidentiality, non-compete or any other contractual or fiduciary obligation; (b) any claims the Debtors may have against any Person to which Debtors transferred any money or property to within 90 days prior to the Petition Date;4 (c) any claims the Debtors may have against any

---------------
(4) See Schedule 3(a) to the Statement of Financial Affairs of SRC filed herein on July 29, 2004 at Doc. No. 71 for a list of payments SRC made within ninety
(90) days prior to the Petition Date. Such list is based on the knowledge and records of Debtors as of the Petition Date and is referenced herein for notice purposes only. Other Persons may

Person that is an insider of Debtors pursuant to Section 101(31) of the Bankruptcy Code to which Debtors transferred any money or property to within one
(1) year prior to the Petition Date; (d) Stephen M. Blinn; and (e) any Person that is liable on an account receivable owed to Debtors. Litigation Rights specifically include, without limitation, the Debtors' rights with respect to the Avoidance Actions and the Blinn Note. Litigation Rights also include non-bankruptcy claims, rights of action, suits or proceedings that arise in the ordinary course of the Debtors' businesses.

      The Plan provides that, except as otherwise provided in the Plan or the Confirmation Order, or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, on behalf of the Debtors and their Estates, the Debtors preserve for the Post-Confirmation Debtors the rights to any and all Litigation Rights set forth above, and all other Litigation Rights that may be identified on or after the Effective Date during litigation and discovery. On the Effective Date, the Post-Confirmation Debtors (or, with respect to the Avoidance Actions, the Committee) shall succeed to all of the rights, privileges and immunities of the Debtors, including, without limitation, the attorney client privilege and the time periods in which any claims may be brought under Sections 108 and 546 of the Bankruptcy Code or otherwise; provided, however, the Committee shall not succeed to the Debtors' attorney-client privilege. Debtors or Post-Confirmation Debtors or their respective successors(s) reserve the right to pursue such retained Litigation Rights as appropriate, in accordance with the best interests of Debtors or Post-Confirmation Debtors or its successor who hold such rights in accordance with applicable law and consistent with the terms of the Plan. The Post-Confirmation Debtors also reserve the right to settle or otherwise not pursue any pending or potential claims, rights of action, suits or proceedings. Nothing contained in this Disclosure Statement should prejudice the Post-Confirmation Debtors' rights to pursue any claims, rights of action, suits or proceedings that have arisen in the ordinary course of the Post-Confirmation Debtors' businesses.

K. Retention of jurisdiction.

      Under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Plan provides that the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Case and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:

            - Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including the resolution of any request for payment of any Administrative Expense and the resolution of any objections to the allowance or priority of Claims or Interests;

------------
have received payments from the Debtors within ninety (90) days of the Petition Date that may or may not be avoidable pursuant to Section 547 of the Bankruptcy Code. No Person shall be entitled to use as a defense to liability under Section 547 of the Bankruptcy Code the failure of the Debtors to include such Person on
Schedule 3(a) to SRC's Statement of Financial Affairs or to otherwise individually identify such Person as a potential defendant in any Avoidance Action.

            - Hear and determine all applications for compensation and reimbursement of expenses of Professionals under the Plan or under Sections 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4)
                  of the Bankruptcy Code; provided, however, that, from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Post-Confirmation Debtors or Plan Administrator will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

            - Hear and determine all matters with respect to the assumption or rejection of any Executory Contract to which Debtors are a party or with respect to which Debtors may be liable, including, if necessary, the nature or amount of any required Cure Payment or the liquidation or allowance of any Claims arising therefrom;

            - Effectuate performance of and payments under the provisions of the Plan;

            - Hear and determine any and all adversary proceedings, motions, applications and contested or litigated matters arising out of, under or related to the Case or the Litigation Rights;

            - Enter such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, this Disclosure Statement or the Confirmation Order;

            - Hear and determine disputes arising in connection with the interpretation, implementation, consummation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

            - Consider any modifications of the Plan, cure any defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            - Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation or enforcement of the Plan or the Confirmation Order;

            - Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified or vacated;

            - Hear and determine any matters arising in connection with or relating to the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection therewith;

            - Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Case;

            - Except as otherwise limited, recover all assets of Debtors and property of the Estates, wherever located;

            - Hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

            - Hear and determine all disputes involving the existence, nature or scope of Debtors' discharge;

            - Hear and determine all disputes involving the actions and inactions of the Plan Administrator;

            - Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

            -     Enter a final decree closing the Case.

      If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Case, the provisions of Article X of the Plan will have no effect upon and will not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

L. Amendment, alteration, revocation and modification of Plan.

      The Plan provides that Debtors may alter, amend or modify the Plan under
Section 1127(a) of the Bankruptcy Code at any time on or prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, Debtors may, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

      Under the Plan, if, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of Debtors, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

      Under the Plan, Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans. If Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of Executory Contracts affected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will
(i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interest in, the Debtors or any other Person, (ii) prejudice in any manner the rights of Debtors or any Person in any further proceedings involving Debtors, or (iii) constitute an admission of any sort by Debtors or any other Person.

                                   ARTICLE IV
                           CONFIRMATION REQUIREMENTS,
                  PLAN CONSUMMATION AND EFFECT OF CONFIRMATION

A. Confirmation Requirements.

      The Bankruptcy Code provides two methods to confirm a plan - the consent method (Section 1129(a) of the Bankruptcy Code) and the method (Section
1129(b) of the Bankruptcy Code). To be able to achieve confirmation by the consent method, the plan proponent must satisfy all of the applicable
Section 1129(a) requirements and all impaired classes must have voted to accept the plan(5). However, if the plan proponent is unable to obtain assent from all impaired classes, but is able to obtain assent from at least one impaired class, the proponent may then seek confirmation through the cramdown method. Because only one impaired class exists under the Plan, the cramdown method is not available to Debtors.

      A class of impaired claims has accepted a plan if more than 50% of holders of allowed claims (other than insider) accept the plan and those members hold at least 2/3 of all allowed claims in that class and each member of that class voted in good faith. Holders of a claim who do not vote are not counted as either accepting or rejecting the plan.

      Under either confirmation method, a bankruptcy court cannot confirm a plan unless it determines at the confirmation hearing that all of the following requirements (applicable as to the Plan) have been satisfied:

            - The plan complies with the applicable provisions of the Bankruptcy Code.

            - A debtor has complied with the applicable provisions of the Bankruptcy Code.

            - The plan has been proposed in good faith and not by any means forbidden by law.

            - The debtor has disclosed (i) the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer or voting trustee of the Post-Confirmation Debtors, any successor to the debtor under a plan (and the

------------
(5) All unimpaired classes are deemed to have accepted the plan without voting.

                  appointment to, or continuance in, such office of such individual(s) is consistent with the interests of claim and interest holders and with public policy), and (ii) the identity of any insider that will be employed or retained by a debtor and the nature of any compensation for such insider.

            - With respect to each class of claims or interests, each impaired claim and impaired interest holder either has accepted the plan or will receive or retain under a plan, on account of the claims or interest held by such holder, property of a value, as of the effective date, that is not less than the amount that such holder would receive or retain if the debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code (the "best interest test").

            - A plan provides that administrative expenses and priority claims other than priority tax claims will be paid in full on the effective date.

            - If a class of claims is impaired under a plan, at least one class of impaired claims has accepted the plan, determined without including any acceptance of the plan by insiders holding claims in such class.

            - Confirmation of a plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan.

            -     All required fees have been paid.

Debtors believe that, upon receipt of the votes required to confirm the Plan, the Plan will satisfy all the above-stated applicable requirements.

      Pursuant to Section 1129(a)(7) of the Bankruptcy Code, to satisfy the best interest test, the plan proponent must show that holders of any impaired class will receive at least as much as they would have received in a Chapter 7 liquidation. Because the Plan is a liquidating Plan and because, under the Plan, the Plan Administrator and the Committee are likely to be more successful in effectuating the liquidation of the Debtors' remaining assets than a Chapter 7 Trustee, the holders of Unsecured Claims will likely receive more under the Plan rather than in a Chapter 7 liquidation proceeding; therefore, Debtors' Plan satisfies the best interest test.

      Also, pursuant to Section 1129(a)(11) of the Bankruptcy Code, to confirm a plan, the plan must be feasible. To determine if a plan is feasible, the Bankruptcy Court must be satisfied that confirmation of the plan is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor. In this case, Debtors are proposing a liquidating plan; therefore, Debtors are not required to satisfy this code provision. Nevertheless, Debtors believe that the Plan will enable holders of Allowed Claims to receive under the Plan the amounts they are projected to receive; provided, however, Debtors cannot predict with any certainty the precise percentage the holders of Allowed Unsecured Claims will receive because the actual amount received depends on the actual amount of Liquidation Proceeds and Liquidation Expenses. Debtors do not anticipate that holders of SRC Interests will receive any distribution under the Plan.

B. Conditions Precedent to Consummation of Plan.

      Under the Plan, the conditions precedent that must be satisfied or waived on or prior to the Effective Date are that (a) the Confirmation Order will have been entered and will, among other things, provide that Debtors and the Post-Confirmation Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement and consummate the Plan and
(b) the Confirmation Order will not then be stayed, vacated, or reversed and will become a Final Order.

C. Effect of Confirmation.

      Confirmation of the Plan by the Bankruptcy Court makes the Plan binding upon Debtors, any person acquiring property under the Plan, each holder of a Claim or Interest whether or not the holder is entitled to vote, whether the holder did or did not vote, whether the holder voted to accept or reject the Plan, whether or not such holder is Impaired under the Plan, or whether such holder receives or retains any property under the Plan. The Confirmation Order discharges Debtors from any debt that arose prior to the date of confirmation of the Plan and substitutes for such debt the obligations specified under the confirmed Plan and terminates all rights and interest of equity security holders. The Confirmation Order shall also act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim, Interest, Cause of Action against Debtors treated by the Plan.

      Each of the Debtors will, as a Post-Confirmation-Debtor, continue to exist after the Effective Date as a separate corporate entity solely for the purpose of liquidation of the Debtors' remaining assets and distribution of the Liquidation Proceeds. The Confirmation Order shall have the effect of dissolving each of the Post-Confirmation Debtors as of the Termination Date pursuant to 8 Del. C. Sections 275 and 285 and shall constitute a certificate of dissolution pursuant thereto.

      The Committee shall continue to exist after the Effective Date and shall have the rights and obligations provided by the Plan. After the Effective Date, except for services performed in connection with the liquidation of the CCP pursuant to Section 6.3 of the Plan, Debtors will continue to pay the reasonable fees and expenses of counsel for the Committee, subject to the following payment procedure. On or before the 20th day of each month, the Committee counsel shall submit to the Post-Confirmation Debtors, with a copy to Post-Confirmation Debtors' counsel of record, a detailed statement itemizing the work performed and the expenses incurred by the Committee counsel in connection with its services performed pursuant to the Plan (a "Committee Invoice"). If the Post-Confirmation Debtors dispute any charge or expense in a Committee Invoice, the Post-Confirmation Debtors, within ten (10) days of the their actual receipt of the respective Committee Invoice, shall send to the Committee counsel a written notice of its objection and the basis for such objection. If the Post-Confirmation Debtors and the Committee counsel are unable to resolve the dispute, the Committee may file a motion with the Bankruptcy Court seeking approval of its fees and expenses set forth in the Committee Invoice; provided, however, that the Committee counsel shall file such motion no later than thirty
(30)
days from the Committee counsel's receipt of the Post-Confirmation Debtors' objection to such Committee Invoice. If the Post-Confirmation Debtors do not dispute a Committee Invoice, the Post-Confirmation Debtors shall pay the invoiced amount to the Committee counsel within thirty (30) days of the Post-Confirmation Debtors' actual receipt of the Committee Invoice.

                                    ARTICLE V
                      CERTAIN RISK FACTORS TO BE CONSIDERED

The Plan sets forth the means for satisfying the Claims against Debtors. Certain Claims and Interests may receive no distribution pursuant to the Plan. Even if the voting Impaired Class votes in favor of the Plan, the Bankruptcy Court as a court of equity may exercise substantial discretion and may choose not to confirm the Plan. There can be no assurance that the estimated Liquidation Proceeds and/or Liquidation Expenses set forth in this Disclosure Statement will be correct. The actual amounts will likely differ from the estimated amounts set forth herein. Therefore, the estimated percentage of recovery to holders of Allowed Unsecured Claims may be incorrect.

                                   ARTICLE VI
                        FEDERAL INCOME TAX CONSIDERATIONS

      The confirmation and execution of the Plan may have tax consequences to holders of Claims and Interests. Debtors do not offer an opinion as to any federal, state, local, or other tax consequences to holders of Claims and Interests as a result of the confirmation of the Plan. All holders of Claims and Interests are urged to consult their own tax advisors with respect to the federal, state, local, and foreign tax consequences of the Plan. THIS DISCLOSURE STATEMENT IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, AS LEGAL OR TAX ADVICE TO ANY CREDITOR.

                                   ARTICLE VII
                         ACCEPTANCE OR REJECTION OF PLAN

      Under Section 1126(f) of the Bankruptcy Code, the holders of Unimpaired Claims are conclusively presumed to have accepted the Plan and are not entitled to vote on the Plan. Classes 1, 2 and 3 are Unimpaired under the Plan. Accordingly, the votes of holders of Claims in Classes 1, 2 and 3 shall not be solicited. Pursuant to Section 1124 of the Bankruptcy Code, holders of Impaired Claims are entitled to vote in their designated Classes to accept or reject the Plan. Accordingly, the votes of holders of Claims in Class 4 shall be solicited with respect to the Plan. The holders of the SRC Interests in Class 5 will not receive any distribution under the Plan. Accordingly, the holders of such SRC Interests are presumed to have rejected the Plan, and the vote of the holders of SRC Interests shall not be solicited. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the Plan does not classify Allowed Administrative Expenses and the Priority Governmental Claim; therefore, the holders thereof are not entitled to vote on the Plan and the votes of holders of these Claims will not be solicited.

      In accordance with Section 1126(c) of the Bankruptcy Code, and except as provided in Section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan by the Voting Deadline.

      Debtors reserve the right to alter, amend, modify, revoke, or withdraw the Plan, including to amend or modify it, to satisfy the requirements of Section 1129(b) of the Bankruptcy Code, if necessary.

                                  ARTICLE VIII
                     PLAN VOTING INSTRUCTIONS AND PROCEDURES

A. Solicitation materials.

      In soliciting votes for the Plan pursuant to this Disclosure Statement, Debtor will send to holders of Claims who are entitled to vote copies of (a) this Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan, (c) one or more ballots (and return envelopes) to be used in voting to accept or to reject the Plan and (d) other materials as authorized by the Bankruptcy Court.

      If you are the holder of a Claim who is entitled to vote, but you did not receive a ballot, or if your ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the following:

                   Thompson Hine LLP
                   2000 Courthouse Plaza
                   10 West Second Street
                   Dayton, OH  45402
                   Attention: Jennifer L. Maffett, Esq.
                   Phone No. 937.443.6804
                   Facsimile: 937. 443.6635
                   Jennifer.Maffett@ThompsonHine.com

B. Voting Procedures, Ballots and Voting Deadline.

      After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your ballot, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot. You should complete and sign your original ballot (copies will not be accepted) and return it as instructed in the envelope provided.

      IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN _____________, 2005 AT 4:00 P.M. EASTERN TIME (THE "VOTING DEADLINE") BY THE FOLLOWING:

                   Thompson Hine LLP
                   2000 Courthouse Plaza
                   10 West Second Street
                   Dayton, OH  45402
                   Attention:  Jennifer L. Maffett, Esq.
                   Jennifer.Maffett@ThompsonHine.com

      FAXED BALLOTS WILL NOT BE ACCEPTED. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE COUNTED AS AN ACCEPTANCE. DO NOT RETURN ANY EVIDENCE OF YOUR CLAIM WITH YOUR BALLOT.

      If you have any questions about (a) the procedure for voting your Claim,
(b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                   Thompson Hine LLP
                   2000 Courthouse Plaza
                   10 West Second Street
                   Dayton, OH  45402
                   Attention: Jennifer L. Maffett, Esq.
                   Phone No. 937.443.6804
                   Facsimile: 937. 443.6635
                   Jennifer.Maffett@ThompsonHine.com

      DEBTORS URGE ALL HOLDERS OF CLAIMS ENTITLED TO VOTE TO EXERCISE THEIR RIGHT BY COMPLETING THEIR BALLOTS AND TIMELY RETURNING THEM BY THE VOTING DEADLINE.

C. Confirmation Hearing and Deadline for Objections to Confirmation.

      Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing for ___________ __, 2005, at _______, Eastern Time. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim or Interest held by the objector. Any such objection must be filed with the Bankruptcy Court on or before ____________, 2005, at _______ p.m. Eastern Time. Objections to Confirmation of the Plan are governed by Bankruptcy Rule 9014.

                                                Respectfully submitted,

                                                SIGHT RESOURCE CORPORATION AND
                                                ITS AFFILIATED DEBTOR ENTITIES

                                                By: /s/ John Pate
                                                    --------------------------
                                                    John Pate, President

Louis F. Solimine (0014221)
THOMPSON HINE LLP
Suite 1400
312 Walnut Street
Cincinnati, Ohio  45202
(513) 352-6700
(513) 241-4771 (facsimile)
louis.solimine@thompsonhine.com

and

Jennifer L. Maffett, Esq.
THOMPSON HINE LLP
2000 Courthouse Plaza N.E.
10 West Second Street
Dayton, Ohio 45402
937.443.6804
937.443.6635 (facsimile)
jennifer.maffett@ thompsonhine.com

Attorneys for Debtors and Debtors-in-Possession